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                                                                      EXHIBIT 12


                     STC BROADCASTING, INC. AND SUBSIDIARIES
                         STATEMENT OF FIXED CHARGE RATIO
           FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, 1999, 1998 AND
                       TEN MONTHS ENDED DECEMBER 31, 1997
                             (Dollars in Thousands)

                                                       2001          2000           1999           1998           1997
                                                    ----------    ----------     ----------     ----------     ----------
Net income (loss) applicable to common stock        $    5,142    $  (21,666)    $  (23,304)    $   (6,900)    $  (11,583)

Fixed charges                                           25,902        29,793         28,537         24,486         14,044

Income tax provision (benefit)                          13,599       (13,539)        (7,525)            97           (299)
                                                    ----------    ----------     ----------     ----------     ----------
Earnings                                            $   44,643    $   (5,412)    $   (2,292)    $   17,683     $    2,162
                                                    ==========    ==========     ==========     ==========     ==========

Fixed charges:
     Preferred stock dividends and accretion        $   11,968    $   10,461     $    7,423     $    5,100     $    3,763
     Interest expense                                   13,934        19,332         21,114         16,965         10,281
     Write off of deferred financing costs                  --            --             --          2,421             --
     Rental expense - interest factor                       --            --             --             --             --
                                                    ----------    ----------     ----------     ----------     ----------
                                                    $   25,902    $   29,793     $   28,537     $   24,486     $   14,044
                                                    ==========    ==========     ==========     ==========     ==========

Excess (deficiency) of earnings to fixed charges    $   18,741    $  (35,205)    $  (30,829)    $   (6,803)    $  (11,882)
                                                    ==========    ==========     ==========     ==========     ==========